Exhibit 10.25

Term Loan Agreement

This Term Loan Agreement is made as of the 22nd day of June, 2012 (the “Effective Date”), between JAGGED PEAK, INC., a Nevada corporation (“Borrower”), in favor of FIFTH THIRD BANK, an Ohio banking corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower represents and warrants that it is the owner in fee simple of the real property located at 1701 3rd Avenue South, in St. Petersburg, Florida and situate in Pinellas County, Florida (the “Land”), more particularly described in Exhibit “A” attached hereto and made a part hereof and the Borrower operates the Improvements (as hereinafter defined and collectively with the Land, the “Real Property”) as its warehouse facility in connection with its domestic operations.

WHEREAS, Borrower has applied to Lender for a commercial real estate loan in the principal amount of $2,388,000.00 to finance its acquisition of the Real Property (the “Loan” or the “Term Loan”).

WHEREAS, the Lender has agreed to grant the Loan to Borrower on the terms and conditions herein set forth.

WHEREAS, the Loan is (i) evidenced by that certain Secured Promissory Note of even Effective Date herewith, made by Borrower and payable to the order of Lender in the maximum principal amount of the $2,388,000.00 (together with any renewals, substitutions, modifications and extensions thereof made or permitted by Lender in its sole and absolute discretion, the “CREM Note”) and (ii) secured by, among other collateral, a mortgage, security agreement and fixture filing dated as of the Effective Date from Borrower to Lender to be recorded in the Public Records of Pinellas County, Florida (together with all modifications, amendments, renewals, substitutions, collectively, the “Mortgage”).

NOW, THEREFORE, and in consideration of the covenants herein contained, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings set forth in this Section 1. Any references in this Agreement to the financial condition or business operations of the Borrower or to the adverse effect on the Borrower of certain events, circumstances or conditions, shall be deemed to refer to the Borrower entities on a consolidated basis. (When accounting terms used herein are not specifically defined, whether or not capitalized herein, they shall have the meaning attributable to them under generally accepted accounting principles or as are otherwise acceptable to Lender in its sole discretion and shall be interpreted and all accounting determinations shall be made in accordance with GAAP.)

1.1.     “Account” shall have the same definition as the definition contained in Article 9 of the Uniform Commercial Code of the state of Florida, and shall also mean any account receivable of Borrower as that term is used under generally accepted accounting principles.

1.2.     “Account Debtor” means any Person who owes payment to Borrower for goods or services rendered by Borrower to that Person.

1.3.     “Affiliate” means any Person which or who directly or indirectly controls, is controlled by, or is under common control with Borrower.

1.4.     “Agreement” means this Loan Agreement, as it may from time to time be amended.

1.5.     “Business Day” means any day not a Saturday, Sunday or legal holiday in the State of Florida, on which commercial banks are open for business in Tampa.

1.6.     “Certificate of” means a certificate signed by the president of that Person.

1.7.      “Collateral” has the meaning set forth in the Note and/or the Security Agreement.

1.8.     “CREM Note” means, collectively, the Secured Promissory Note in the amount of $2,388,000.00 and any renewal, replacement or substitution therefor and any additional promissory note hereafter entered into by Borrower in favor of Lender.

1.9.    “Debt” means any indebtedness or liability for borrowed money (including any liability on account of deposits or advances), and any other indebtedness evidenced by notes, debentures, bonds, Rate Management Obligations, or similar obligations.

1.10.     “Default Rate” has the meaning set forth in the CREM Note.

1.11.    “EBITDA” means on a consolidated basis, the amount of Borrower's earnings before interest, taxes, depreciation and amortization expense, for the quarterly measurement period.

1.12.     “Event of Default” means any of the events specified herein, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event, or act; “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

1.13.    “Financial Statements” means the balance sheet, operating statement, and statement of income and surplus as of the end of and for the applicable period for Borrower in format reasonably acceptable to Lender.

1.14.    “Fixed Charge Coverage Ratio – Rolling Quarterly Test” means each of the quarterly tests to be performed by Lender, commencing with the Borrower’s quarter ending closest to March 31, 2013, to determine the ratio of the ratio of (a) Borrower's EBITDA plus rent plus operating lease payments to the extent permitted, less cash taxes paid, less distributions (excluding non-cash compensation to managers), less dividends less capital expenditures (other than capital expenditures financed with the proceeds of purchase money Indebtedness or capital leases to the extent permitted hereunder) plus non-cash expenses for compensation to employees and consultants, less other extraordinary income items for the twelve month period ending, based on a rolling four quarter average, divided by (b) the consolidated sum of (i) Borrower's interest expense, plus (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by all consolidated entities during the period plus rent plus permitted operating lease expense incurred in the same such period. The Fixed Charge Coverage Ratio – Rolling Quarterly Test will commence as of March 31, 2013 and continue quarterly thereafter throughout the term of the Loan.

1.15.   “Fixed Charge Coverage Ratio – 2012 Test” means each of the two quarterly tests to be performed by Lender, commencing with the fiscal quarter ending September 30, 2012 and including the quarter ending December 31, 2012, to determine the ratio of (a) Borrower's EBITDA plus rent plus operating lease payments to the extent permitted, less cash taxes paid, less distributions (excluding non-cash compensation to managers), less dividends less capital expenditures (other than capital expenditures financed with the proceeds of purchase money Indebtedness or capital leases to the extent permitted hereunder) plus non-cash expenses for compensation to employees and consultants, less other extraordinary income items for the year to date period ending (i.e., the test for the fiscal quarter ending closest to September 30, 2012 will test nine months of operating performance and the Fixed Charge Coverage Ratio Test for the fiscal quarter ending closest to December 31, 2012, will test twelve months of operating performance), divided by (b) the consolidated sum of (i) Borrower's interest expense, plus (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by all consolidated entities during the period plus rent plus permitted operating lease expense incurred in the same such period.

1.16.     “Governmental Authority” means any municipal, county, state or federal governmental authority or other governmental authority (domestic or foreign) having or claiming jurisdiction over the Land, the Improvements, Lender or Borrower.

1.17.     “Impositions” means all (i) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto, and charges for any easement or agreement maintained for the benefit of the Real Property, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution of the Security Documents may be assessed, levied or imposed upon the Real Property or the rent or income received therefrom, or any use or occupancy thereof, and (ii) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against the Borrower or any of its properties.

1.18.     “Indebtedness” means all amounts or sums due from Borrower to Lender, now or in the future, under this Agreement, the CREM Note, the Revolving Note, the Mortgage and all other Loan Documents, any and all Rate Management Agreements, any and all Rate Management Obligations and under any and all other notes, instruments, or agreements between Borrower and the Lender whatsoever including, without limitation, principal, interest, standby fees, costs of collection, attorneys' fees and other expenses of the Lender which Borrower is obligated to pay and amounts advanced by Lender in discharge of obligations of Borrower, whether such amounts are now due or hereafter incurred, directly or indirectly, and whether such amounts are from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred.

1.19.     “Loan Documents” means, collectively, this Agreement, the Revolving Loan Agreement, the CREM Note, the Revolving Note, the Mortgage, the Security Agreement; such Uniform Commercial Code Financing Statements as Lender deems necessary, any and all Rate Management Agreements, the Closing Certificate and Agreement and any and all other documents contemplated hereby or thereby; and all other documents or agreements by any party at any time evidencing, guarantying or securing the CREM Loan and/or the Revolving Note and “Loan Document” means any one of the Loan Documents.

1.20.     “Loan Fee” means the loan origination fee paid at the closing of the Loan in the amount of $10,000.00.

1.21.     “Loans” means the Loan and the Revolving Loan, or either of them, as the context shall require.

1.22.     “Note” means the CREM Note and “Notes” means the CREM Note and the Revolving Note, or either of them, as the context shall require.

1.23.   “Obligations” means all obligations whether direct, indirect or contingent to pay money, however arising, including, without limitation, general accounts payable, payments under leases, installment purchase contracts, Debts, and the like, including without limitation any and all Rate Management Obligations.

1.24.     “Permitted Encumbrances” means the encumbrances described with particularity in the “marked-up” Title Commitment and/or the approved pro forma title policy to be issued in accordance therewith, delivered of even Effective Date herewith.

1.25.    “Permitted Liens” means:

(a)	Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)

Other statutory or common law liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)	Those security interests and other liens in favor of Lender securing the repayment of the Indebtedness; and

(d)

Purchase money liens on fixed assets securing the loans and capitalized leases permitted pursuant to the provisions of Section 6.1 hereof, provided that any such lien is limited to the purchase price and expressly attaches only to the personal property acquired thereby.

1.26.     “Permitted Obligations” means the following: (i) the Indebtedness; and (ii) accounts payable and accrued payables arising in the ordinary course of business which are not past due in accordance with their terms.

1.27.     “Person” means an individual, a partnership, a corporation, an entity, an association, a trust, a joint venture, an unincorporated organization, or any government or any department or agency or authority thereof, or any natural or artificial person.

1.28.      Premises, Project or Real Property: Collectively, the Land and the Improvements, in and on which the primary warehouse operations of Borrower are conducted.

1.29.    “Property” means the Accounts and the assets and other property described in the Security Agreement as property upon which Lender has been heretofore granted a security interest pursuant to the Security Agreement.

1.30.     “Rate Management Agreement” means      any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Bank or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

1.31.   “Rate Management Obligations” means any and all obligations of Borrower to Bank or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

1.32.     “Records” means the Public Records of Pinellas County, Florida.

1.33.     “Revolving Loan” means that certain revolving line of credit granted by Lender in favor of Borrower in the maximum revolving principal amount of the $3,000,000.00 (together with any renewals, substitutions, modifications and extensions thereof made or permitted by Lender in its sole and absolute discretion).

1.34.     “Revolving Loan Agreement” means that certain Loan Agreement - Revolving Line of Credit dated as March 22, 2012, entered by and between Borrower and Lender in connection with the revolving line of credit evidenced by the Revolving Note (together with any amendments, modifications, substitutions, and extensions thereof made or permitted by Lender in its sole and absolute discretion).

1.35.       “Revolving Note” means that certain Promissory Note - Revolving Line of Credit dated as March 22, 2012, made by Borrower and payable to the order of Lender in the maximum revolving principal amount of the $3,000,000.00 (together with any renewals, substitutions, modifications and extensions thereof made or permitted by Lender in its sole and absolute discretion).

1.36.     “Revolving Loan Documents” means the Revolving Note, the Revolving Loan Agreement, the Security Agreement, Uniform Commercial Code Financing Statement, including any and all amendments, modifications, extension, renewals, replacements, substitutions and consolidations of any such documents, collectively, executed by Borrower in favor of Lender securing the assets of Borrower in connection with the Revolving Note.

1.37.      “Security Agreement” means the Security Agreement dated as of March 22, 2012, executed by Borrower granting to Lender a first lien upon certain assets of Borrower described therein and all other documents from time to time executed and delivered which secure the Indebtedness.

1.38.     “Security Documents” means the Mortgage, Uniform Commercial Code Financing Statement, and the Security Agreement, including any and all amendments, modifications, extension, renewals, replacements, substitutions and consolidations of any such documents, collectively, executed by Borrower in favor of Lender respectively securing the assets of Borrower in connection with the CREM Note and/or the Revolving Note.

1.39.    “Senior Funded Indebtedness” means all Indebtedness (i) in respect of money borrowed or (ii) evidenced by a note, debenture (excluding subordinated) or other like written obligation to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which under generally accepted accounting principles are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention agreements.

1.40.         Title Company: Fidelity National Title Insurance Company.

1.41.       “Title Commitment” means that certain Title Insurance Commitment File Number NT12-3311, issued by Title Company, in favor of Lender, as endorsed on the Effective Date.

1.42.         Title Insurance Policy: The policy or policies of title insurance, issued by Title Agent for the Title Company, in favor of Lender and insuring the first lien priority of the Mortgage (including Form 9, 8.1, Survey and any other endorsements thereto as required by Lender that may be issued from time to time by Title Company).

SECTION 2

DESCRIPTION OF ADDITIONAL BORROWING RELATIONSHIP

2.1     The Loan. Subject to the terms and conditions contained in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, Lender agrees to extend to Borrower the credit evidenced by the CREM Note. Borrower agrees to accept such extension of credit and to use the proceeds thereof only as provided herein. The Loan shall be evidenced by the CREM Note and this Agreement, and principal and interest on the Loan shall be payable as provided in the CREM Note.

2.2     Security for the Loan. The payment and performance by Borrower of its obligations under the CREM Note and the Loan Documents shall be secured by (i) the Security Documents; (ii) UCC Financing Statement filed with the Nevada Secretary of State; and (iii) such other collateral and security as may be (A) required under this Agreement or any of the other Loan Documents, or (B) otherwise provided to Lender.

2.3     CREM Note. The CREM Note evidences a $2,388,000 term loan entered by and between Borrower and Lender concurrently herewith. The total amount to be advanced under the CREM Note shall not exceed the sum of $2,388,000.00. All obligations of Borrower to Lender under the CREM Note shall be secured by the Mortgage and the other Security Documents.

2.4     Other Notes. All of the terms, covenants and conditions contained in this Loan Agreement shall apply not only to the CREM Note, but also to all other Indebtedness and other sums owed from Borrower to Lender, now or in the future; and Borrower hereby acknowledges and agrees that subject to any applicable notice or cure periods, any breach or default or other similar condition or event (however described) of this Loan Agreement shall also be a default under any and all of the foregoing notes, and obligations and a default under any of the foregoing notes or obligations shall also be a default under this Loan Agreement. This Agreement shall be deemed to be a part of the Loan Documents, but shall take precedence over and supersede any inconsistent provisions contained in any of the Loan Documents, including without limitation the Revolving Loan Agreement; however, to the greatest extent possible, the provisions of this Agreement shall be deemed supplemental to and not in derogation of the provisions of any of the Loan Documents relating to the Revolving Loan. All references in this Agreement to the “Loan Documents” shall mean and refer to the documents evidencing, securing or relating to the CREM Loan and the Revolving Loan, as the context shall require.

2.5     Loan Fee. Borrower has paid Lender a non-refundable loan origination fee of $10,000.00 (the “Loan Fee”). The parties recognize and agree that the Loan Fee (i) was not and is not a charge for the use of money, but rather a purchase of the right to secure a loan of money on the part of Borrower, and (ii) was a material inducement for Lender to make the Loan and for having Lender ready, willing and able to fund the Loan in accordance with the terms of this Agreement. Borrower's payment of the Loan Fee to Lender is and shall be in addition to all other payments (including without limitation principal and interest) now or hereafter payable to Lender pursuant to the CREM Note and the other Loan Documents.

2.6     Operating Accounts. Borrower covenants and agrees that all funds from operations of the Real Property shall be deposited in various deposit and money market accounts maintained by Borrower with Lender (herein collectively, the “Operating Accounts”). To secure the payment and performance of the Loans, Borrower hereby pledges and assigns to Lender, all of Borrower’s right, title and interest in, and hereby grants to Lender, a security interest in and right of set-off against (after the occurrence of an uncured Event of Default): (i) the Operating Accounts; (ii) all cash, instruments, securities, investments and other Project funds from time to time transferred or credited to, contained in or comprising the Operating Accounts; (iii) all statements, certificates, passbooks and instruments representing the Operating Accounts or any of the foregoing; (iv) any and all substitutions or additions of or with respect to any of the foregoing; and (v) any and all proceeds and products of any of the foregoing, whether now owned and existing or hereafter acquired or arising, including, without limitation (A) interest, principal, dividends and other amounts or distributions received with respect to any of the foregoing and (B) property received upon the sale, exchange or other disposition of any of the foregoing. Borrower shall have no right to use any of the funds on deposit in the Operating Accounts in violation of the terms hereof.

SECTION 3

CONDITIONS PRECEDENT

The obligation of the Lender to make the Loan hereunder is subject to the following conditions precedent and subject to no material adverse change (as determined solely by Lender in its sole discretion) in the financial condition of Borrower having occurred and to Borrower’s certification of no pending or threatened material adverse litigation against Borrower:

3.1     Financial Statements. Delivery to Lender of Financial Statements and other financial information described in this Agreement, or as otherwise reasonably requested by Lender.

3.2     Supporting Documents. Current, certified copies of Borrower's Articles of Incorporation and By-Laws, a Good Standing Certificate, corporate resolutions authorizing the transactions contemplated hereby, and incumbency certificates, all in form and substance satisfactory to Lender.

3.3       Debts. A schedule of existing Debts of Borrower as of the Effective Date (a true, correct and complete schedule of which has been attached to this Agreement as Schedule 3.3, accompanied by, as and to the extent applicable, a certified schedule of existing liens on any and all assets of Borrower). Borrower shall provide an updated schedule of existing Debts of Borrower (i) quarterly with the financial reports required by Section 5.1 hereof when there have been changes in such debt schedule other than debts incurred in the ordinary course of operation of Borrower’s business, and (ii) annually with the financial reports required by Section 5.1 hereof.

3.4     Documents Required for the Closing. Borrower shall have duly executed and delivered to Lender, or provided to Lender prior to any further disbursements of the Loan (the “Closing”) the following:

(i)      the CREM Note;

(ii)     this Loan Agreement;

(iii)    the Mortgage;

(iv)    Uniform Commercial Code Financing Statements;

(v)    Assignment of Rents and Leases;

(vi)    Environmental Compliance and Indemnity Agreement;

(vii)   the Closing Statement; and

(viii)  such other documents and information as Lender's counsel reasonably requires.

3.5        Default. No Event of Default is in existence.

SECTION 4

SECURITY AND PAYMENTS

4.1        Security. All Indebtedness shall be secured by the Security Documents. Any default under any Loan Document beyond any applicable notice and cure period shall be deemed a Default under this Loan Agreement.

4.2      Prepayments. Borrower may, at its option, prepay the CREM Note in whole or in part without penalty or premium.

4.3     Calculation of Interest. Any interest due on the CREM Note or on any other amount constituting Indebtedness hereunder, shall be calculated on the basis of the actual number of days elapsed over a year containing 360 days. Notwithstanding anything herein or in any document contemplated hereby to the contrary, the maximum amount of interest which Lender shall collect hereunder shall not exceed that amount which when added to any other amount deemed interest under applicable law equals the amount which would have been collected if interest had been calculated on the outstanding principal indebtedness at the maximum interest rate per annum allowed by applicable law. In the event any interest is received or charged by Lender in excess of that amount, Borrower shall be entitled to an immediate refund of such excess.

4.4     Application of Payments. All payments received on the CREM Note shall be applied first to expenses that are neither principal nor interest, then to reasonable costs and expenses required to be paid under the terms of this Agreement, then to interest to the extent then accrued and then to principal.

4.5     Place and Medium of Payment. Unless Borrower is otherwise notified by Lender, all payments of principal, interest, or other amounts constituting Indebtedness shall be made at the office of the Lender specified herein or at such other address as the Lender may designate.

SECTION 5

FINANCIAL STATEMENTS AND OTHER AFFIRMATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and until the Indebtedness is paid in full it shall, where appropriate:

5.1     Financial Statements, Etc. Borrower will deliver to Lender the following:

(i)

Effective as of December 31, 2012, and continuing annually thereafter within one hundred and twenty (120) days after the end of each fiscal year, annual audited year-end Financial Statements as of the end of and for such year of the Borrower acceptable to Lender in reasonable detail, setting forth in comparative form the corresponding figures for the corresponding date and period in the preceding fiscal year.

(ii)	Commencing as of December 31, 2012 and annually by December 31 of each year thereafter Borrower shall deliver a proposed budget for the ensuing year during the term of the Loan.

(iii)

Commencing as of June 30, 2012 and continuing quarterly thereafter, within forty-five (45) days after the end of each of Borrower’s fiscal quarters Borrower shall provide to Lender, internally prepared Financial Statements as of the end of and for such period in reasonable detail to include operating statement, balance sheet and statement of cash flows certified to Lender by an Officer of Borrower and acceptable to Lender in its sole but reasonable discretion.

(iv)

Commencing as of June 30, 2012 and continuing quarterly thereafter, within forty-five (45) days after the end of each of Borrower’s fiscal quarters, Borrower shall provide to Lender, internally prepared profit and loss projection statement for the ensuing fiscal quarter, signed by an Officer of the Borrower.

(v)

Within forty-five (45) days after the end of each quarter, commencing with Borrower’s fiscal quarter ending September 30, 2012, Borrower shall provide to Lender a Covenant Compliance Worksheet, in the form attached hereto as Exhibit 5.1, or on such other form as Lender may from time to time approve in writing, signed by an Officer of the Borrower.

(vi)

Promptly upon receipt thereof, copies of all other material detailed reports (if any) submitted to Borrower by independent certified public accountants in connection with each annual or interim review of the books of Borrower by such accountants.

(vii)

Promptly upon Borrower obtaining knowledge of the occurrence of any default, a notice thereof, specifying the nature thereof; and promptly upon the occurrence of any event or the discovery of any fact which might affect or indicate a material and adverse change in Borrower's financial condition, notice thereof specifying the nature thereof.

(viii)

Such other material financial and general business information as Lender may from time to time reasonably request from Borrower or any guarantor from time to time obligated to Lender with respect to the Loan (a “Guarantor”), including, without limitation, at such times as Lender requests, a listing of all Accounts, including names, addresses and phone numbers of Account Debtors.

5.2    Books of Account. Borrower will maintain books of account in accordance with its accrual basis accounting consistently applied, and otherwise in accordance with generally accepted accounting principles, so as to disclose the information necessary for determining whether the provisions of this Agreement have been met.

5.3     Inspections. Permit Lender to enter upon the Real Property at any reasonable time and from time to time and as often as Lender may reasonably request, to: (a) inspect the same and all materials used in construction of the Improvements or stored on the Premises; (b) examine and/or copy (i) all plans, specifications, shop drawings and work details which are or may be kept on the Real Property; (ii) all of the Borrower’s books, records and accounts relating to work contracted for and materials ordered and received, all disbursements and accounts payable in connection with the Improvements and the operation of Borrower’s business; (iii) certificates and reports of inspecting architects, engineers and public officials; and (iv) all subcontracts, bills, bank accounts and records pertaining to same, and papers pertaining to the Improvements; and (c) to the extent to which they lawfully may do so, all interested Governmental Authorities shall be permitted access to enter upon the Real Property at any reasonable time to inspect the Improvements and all materials used in construction of the Improvements or stored on the Premises.

5.4     Fire and Extended Coverage Insurance. Keep the Improvements and all inventory, supplies and other personal property on the Land insured against loss or damage by fire, vandalism, burglary, theft, mysterious disappearance, malicious mischief, riot, and other hazards insured against by a standard form of extended coverage insurance and such other insurance (including, but not limited to, flood, wind storm and business interruption) in accordance with the requirements of the Mortgage or as may be otherwise specified by Lender from time to time, in amounts and with insurance companies authorized to do business in Florida which are approved by Lender. Such policies shall provide (i) losses will be adjusted with Lender's participation (and provided further that if Borrower fails to punctually make a claim or proof of loss, Lender shall be entitled to do so; (ii) loss payments will be payable to Lender alone, such payments to be applied, at the option of Lender except as hereinafter or in the Mortgage provided, to the restoration, repair or replacement of the Improvements, or the payment of the principal and interest on the Notes and any other indebtedness of Borrower to Lender; (iii) the interest of Lender shall be insured regardless of any breach or violation by Borrower of any warranties, declarations or conditions contained in such policy; and (iv) if such insurance be canceled or materially changed for any reason whatsoever, such insurer shall promptly notify Lender and such cancellation or change shall not be effective as to Lender for thirty (30) days after receipt by Lender of such notice; deliver to Lender copies of each such policy upon the execution hereof, and copies of each renewal policy not less than thirty (30) days prior to the expiration of the original policy or preceding renewal policy (as the case may be); and deliver to Lender receipts or other evidence that the premiums thereon have been paid. The form and content of all insurance policies required under this Agreement shall be satisfactory to Lender as to form and content.

5.5     Payment of Indebtedness, Taxes, Etc. Borrower will (a) pay and discharge all of its indebtedness and Obligations as and when due and payable and (b) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon its income and profits, or upon any of their property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrower will not be required to pay and discharge any such tax, assessment, charge, levy or claim referred to in clause (b) above so long as the validity thereof shall be diligently and continuously contested in good faith by appropriate proceedings with respect to any such tax, assessment, charge, levy or claim so contested.

5.6     Maintenance of Corporate Existence, Rights. Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges as a corporation under the laws of Nevada and will do or cause to be done all things necessary to preserve and keep in full force and effect its right to own property and operate all aspects of its business in the State of Florida in a manner not less favorable to it than those now in existence. Borrower will comply with all requirements applicable to it under the laws or regulations of the United States, of any state or states and of any other governmental authority.

5.7      Use of Proceeds. The funds borrowed under the CREM Note have been used solely in connection with Borrower’s acquisition of the Real Property and for other valid corporate purposes.

5.8     Further Assurances. If at any time the Lender, in its sole but reasonable discretion, believes that any portion of the Indebtedness is not properly secured or will or may not be properly secured by the Security Agreement as a first priority lien upon all Accounts and assets to Lender's reasonable satisfaction, then Borrower shall, within three (3) days after written notice of such request from Lender, take all actions and do all things and matters necessary to assure to the satisfaction of Lender that any part of the Indebtedness then existing or thereafter to be created is properly secured or will be secured as contemplated by this Agreement or any other Loan Document.

5.9      Maintenance of Assets. Borrower will maintain its offices and all of its equipment and assets in good working order and make all normal and customary repairs and replacements of the same.

5.10    Litigation Notice. Borrower will deliver to Lender prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially adversely affect the business, properties or condition, financial or otherwise, of Borrower.

5.11    Transactions with Affiliates. So long as Borrower is indebted to Lender, Borrower shall not transfer any assets to Jagged Peak Canada, Inc., without the Lender’s prior written consent. Additionally, Borrower shall not enter into any transaction including, without limitation, the purchase, sale, or exchange of property with any Affiliate except in the ordinary course of and pursuant to the reasonable requirement of Borrower's business, and upon terms substantially the same and no less favorable to Borrower as Borrower would obtain in a comparable arms' length transaction with any Person not an Affiliate, and so long as such transaction is not prohibited hereunder. So long as Borrower is indebted to Lender, Borrower agrees that it shall not divert any orders, business, billings, or accounts to any Affiliate or any Person.

5.12    Shareholder Debt and Loans to Related Parties. All Shareholder Debt and/or any Debt to Affiliates or Related Parties shall at all times be and remain expressly subordinate to the Loan and the lien, operation and effect of Lender’s security interests pledged therefor and Borrower shall execute such additional subordinations as is required by Lender and shall cause Borrower’s stockholders, Affiliates or Related Parties to execute such additional subordinations as Lender deems appropriate. Payments of interest under any existing or future Shareholder Debt or Loans to Affiliates or Related Parties debt shall be permitted unless and until Lender shall notify Borrower in writing otherwise.

5.13     Review of Accounts. At any time following the occurrence of an Event of Default, Borrower shall allow Lender, at Lender's request (when Lender deems the same reasonably necessary), to obtain a review of all Accounts by an independent third party acceptable to Lender and Borrower, all at the expense of Borrower, the review to be in form satisfactory to Lender. In the event of such a review, the Lender agrees and, prior to the commencement thereof, will cause the independent third party to acknowledge and agree to maintain the confidentiality of the information to which access is given and will not deal with such information in any manner which results in the breach of the Borrower's ethical obligation to maintain the confidentiality of privileged client information and communications.

5.14     Fixed Charge Coverage Ratio. Borrower shall maintain a minimum fixed charge coverage ratio (the “Required Fixed Charge Coverage Ratio”) greater than or equal to (A) 1.20:1.0 as at September 30, 2012 through December 31, 2012 (based on the Fixed Charge Coverage Ratio 2012 Test); (B) 1.30:1.0 as at March 31, 2013 through September 29, 2013; and (C) 1.50:1.0 from and after September 30, 2013 through maturity of the Loan, all as measured and verified by Lender quarterly. The applicable Fixed Charge Coverage Ratio will be measured by Lender quarterly as of September 30, 2012 and as of December 31, 2012 on the basis of the Fixed Charge Coverage Ratio – 2012 Tests and thereafter will be measured by Lender quarterly on the Fixed Charge Coverage Ratio – Rolling Quarterly Basis.

5.15     Senior Funded Indebtedness to EBITDA Ratio. The ratio of Borrower’s Senior Funded Indebtedness to EBITDA shall be measured by Lender on a quarterly basis throughout the term of the Loan, on a rolling four quarter average, commencing December 31, 2012. Borrower shall from time to time maintain the following maximum Senior Funded Indebtedness to EBITDA ratios (the “Senior Funded Indebtedness to EBITDA Ratio”): (A) for the December 31, 2012 quarterly test through the June 30, 2013 quarterly test, a maximum Senior Funded Indebtedness to EBITDA Ratio of not more than 4.25:1.00; (B) September 30, 2013 through the December 31, 2013 quarterly test, a maximum Senior Funded Indebtedness to EBITDA Ratio of not more than 4.00:1.00; (C) for the March 31, 2014 quarterly test through the September 30, 2014 quarterly test, a maximum Senior Funded Indebtedness to EBITDA Ratio of not more than 3.50:1.00, and (D) commencing with the December 31, 2014 quarterly test and continuing quarterly through the maturity of the Loan, a maximum Senior Funded Indebtedness to EBITDA Ratio of not more than 3.25:1.00. In the event the Senior Funded Indebtedness to EBITDA Ratio is determined by Lender to be out of compliance during any test period, Borrower shall be required to make an immediate principal reduction payment in an amount sufficient to bring the Loan into compliance with this financial covenant.

5.16     Cash Distributions. Borrower shall not pay distributions or dividends to shareholders or otherwise disburse cash to shareholders or investors during the term of the Loan without Lender’s prior written consent.

5.17      Primary Banking Relationship. Throughout the term of the Loan Borrower shall maintain all operating and reserve accounts with Lender.

5.18     Public Liability Insurance. Carry and cause all contractors to carry not less than $2,000,000 single-limit comprehensive public liability and property damage insurance in connection with the Real Property, and during construction, contractor’s protective liability insurance (including explosion and collapse coverage), and comprehensive automobile liability insurance covering all motor vehicles, owned and non-owned, used in connection with the Real Property, all in amounts and with insurers reasonably acceptable to Lender, and deliver to Lender a certificate indicating that the policy or policies evidencing such insurance have been purchased by the Borrower.

5.19    Workers’ Compensation Insurance. Carry and cause all contractors to carry workers’ compensation and employer’s liability insurance covering all liability in connection with the Real Property under applicable worker’s compensation laws, and deliver to Lender a certificate indicating that the policy or policies evidencing such insurance have been purchased.

5.20     Flood Insurance. Comply with the requirements of the Flood Disaster Protection Act as and when required.

5.21     Proceedings. Notify Lender of the institution of any proceedings at law or in equity against Borrower, including, but not limited to, any proceedings to assert or to enforce construction, materialmen’s or other involuntary liens.

5.22    Compliance with Laws. Promptly and faithfully comply with, conform to and obey all present and future laws, ordinances, rules, regulations and requirements of every Governmental Authority.

5.23    Payment of Impositions. Pay and discharge any Impositions, or installments thereof later than the due date thereof, or on the day any fine, penalty, interest or cost may be added thereto or imposed by law for the nonpayment thereof (if such day is used to determine the due date of the respective item); provided, however, that if by law any Imposition may, at the option of the taxpayer or other person obligated to pay it, be paid in installments (whether interest shall accrue on the unpaid balance of such Imposition) the Borrower may exercise the option to pay the same in such installments. Also pay and discharge, or cause to be paid and discharged, promptly all taxes, assessments and governmental charges or levies imposed upon the Borrower or upon its income, receipts or any of its properties before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof. Notwithstanding the foregoing, Borrower may contest the amount, validity, and enforceability of any involuntary or nonconsensual Imposition, including those arising by operation of law, in the manner provided in Paragraphs 9 and 10 of the Mortgage.

5.24     Hold Harmless. Borrower will defend, at its own cost and hold Lender harmless from any action, proceedings or claim affecting the value of the Notes.

5.24     Cross Default and Cross Collateralization. Borrower hereby agrees that any breach or default or other similar condition or event (however described) of the CREM Loan, the Revolving Loan or any other loan, note, obligation, Rate Management Agreement, Rate Management Obligation or indebtedness now or hereafter owed to Lender by Borrower beyond any applicable grace period provided in the instrument or agreement under which such indebtedness was created or secured, including, but not limited to the Revolving Loan and the CREM Loan and/or or any other indebtedness owed to Lender beyond any applicable grace period provided in the instrument or agreement under which such indebtedness was created or secured, which is not cured within the applicable grace period shall be deemed a breach and default of this document. Borrower hereby agrees that all of the Loan Documents, Additional Security Documents, Rate Management Agreements, security documents and any future mortgages and loan documents are hereby cross-collateralized, such that all collateral and property named or described in each and every one of the Loan Documents shall be collateral for any and all future notes and the proceeds received by Lender from such collateral whether by liquidation or otherwise shall be applied to such notes and in such order as Lender may determine in Lender sole discretion.

SECTION 6

NEGATIVE COVENANTS

Borrower covenants and agrees that from the date hereof until the Indebtedness is paid in full:

6.1     Liens, Etc. Borrower will not create or allow to be created, incur any additional debt or otherwise borrow money in excess of a cumulative total of $150,000.00 or allow to be incurred, assume or suffer, or allow to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever (except Permitted Liens) on any of its assets now or hereafter owned, or enter into or suffer or allow to exist any conditional sales contracts or other title retention agreements, any such liens, nor will it in any way become responsible for the Obligations of any other Person, directly or indirectly, whether by agreement to purchase the Obligations of any other Person, by guaranty, endorsement, surety agreement or otherwise, without the prior written consent of Lender. Notwithstanding the foregoing, prior to incurring any liens other than Permitted Liens, Borrower shall provide written subordination of any and all such liens to Lender, in form and content acceptable to Lender.

6.2     Merger; Consolidation; Sale of Substantial Assets; Name Change. Borrower will not directly or indirectly merge or consolidate with, or sell, lease, transfer or otherwise dispose of all or a substantial part of its properties, shares or assets to, or acquire all or a substantial part of the properties, shares or assets of, any other Person, without the prior written consent of Lender; provided, however, that (a) Borrower may acquire all or a substantial part of the properties, shares or assets of, another Person, whether through a merger, acquisition of assets or otherwise, so long as the total amount of consideration paid in all or any such transactions during the term hereof (including any debt assumed by Borrower in such transactions), does not exceed $250,000.00 and (b) nothing contained in this Agreement or any of the other Loan Documents shall be construed to permit any of the properties and assets of Borrower to be transferred by Borrower to its Canadian subsidiary or any other non-U.S. entity. Borrower shall provide not less than thirty (30) days advance written notice to Lender as herein required prior to effecting any change of its corporate name or reorganization of Borrower in another jurisdiction.

6.3      Loans and Investments. Borrower will not purchase any stock, securities or evidence of indebtedness, or make or permit to exist any loans or advances to, without the prior written consent of Lender, or make any investments or acquire any interest in, any other Person, except as contemplated in Section 6.2 hereof.

6.4     Nature of Business. Borrower shall not conduct any business other than its current business or business customarily conducted by companies similarly situated. Paul Demirdjian shall at all times serve as Chief Executive Officer of Borrower.

6.5      Sale, Pledge, Etc. of Property. Borrower will not sell, transfer, pledge or otherwise dispose of any of its interest in the Real Property or any of its other assets except in the ordinary course of its business.

6.6      Sale and Leaseback. Borrower will not enter into any arrangement, direct or indirect, with any Person whereby it shall sell or transfer the Premises or any other property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being transferred.

6.7      Material Adverse Change. Borrower shall not have a material adverse change in its financial condition.

6.8     Materials, Fixtures, Etc.      Use, or permit the use of any materials, fixtures or equipment to become a part of the Improvements that are under lease or have been purchased upon a conditional bill of sale or to which the Borrower does not have absolute and unencumbered title.

6.9      Other Financing. Obtain other financing (secured and unsecured) in connection with the Real Property (or any portion thereof) or the operation of Borrower’s business without the prior consent of Lender.

6.10     Transfer or Conveyance. Voluntarily or by operation of law, directly or indirectly sell, convey, transfer or permit to be sold, conveyed or transferred, any interest in or any part of the Premises, nor shall a direct or indirect sale, pledge or other transfer of any controlling interest in Borrower, including without limitation the direct or indirect transfer of, or the granting of a security interest in, the ownership of the controlling interests in Borrower as of the Effective Date or the voting rights of such controlling interests in the Borrower, be effected or allowed, through any type of secondary financing, additional financing, alternate financing, mezzanine financing or the like, without the prior written consent of the Lender having been first obtained. Any prohibited transaction under this Section 6.10 shall be null and void.

6.11     Security Documents. Create, incur, assume or permit any assignment, lien, pledge or other encumbrance upon any of the collateral described in any of the Security Documents or any interest or equity therein, other than to Lender.

6.12      Disposition of Rents. Consent to or permit any sale, conveyance or other disposition of any rents or other funds arising from the Land.

6.13    Maintenance of Improvements. Fail to keep and maintain or fail to cause to be kept and maintained in good order and repair any portion of the Improvements.

6.14      Impairment of Premises. Permit any action to be taken which would result in any material impairment of the value of the Real Property.

6.15     Breach of Any Contract. Commit any act, suffer or permit any act to occur which would, in any manner, give rise to the material breach of any term, covenant or condition on Borrower’s part to be performed under any material contract to which Borrower is a party or by which they are bound, which would have a materially adverse effect on the Premises or the financial condition of Borrower.

6.16     Permitted Encumbrances and Prior Liens. Amend, modify or permit to be modified or amended any provision of any document evidencing or creating or affecting any of the Permitted Encumbrances.

SECTION 7

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants and so long as this Agreement is in effect or any part of the Indebtedness remains unpaid, shall continue to warrant at all times, that:

7.1     Borrower. Borrower is a corporation duly formed and validly existing under and by virtue of the laws of the State of Nevada and duly qualified to transact business in the State of Florida. Borrower holds in full force and effect all material permits, licenses, and franchises necessary for it to carry out its operations in conformity with all applicable laws and regulations of the States of Nevada and Florida.

7.2      Financial Statements. Borrower has heretofore made available to Lender its most recent Financial Statements and other pertinent financial information. All of those Financial Statements fairly represent the financial condition of the Borrower and the result of its operations as of the date of the balance sheets and income and surplus statements, all of which were prepared in accordance with generally-accepted accounting principles.

7.3      Changes in Financial Condition. Since the date that Borrower has applied for the loan, there has been no material adverse change in the assets or the financial condition of Borrower from that set forth or reflected in the Financial Statements as of that date or for the period then ended.

7.4      Legal or Administrative. There are no actions, suits or proceedings by any public or governmental body, agency or authority or litigation by any Person, or by any public or governmental body, agency, or authority pending or threatened against Borrower or to which it is a party involving the possibility of any judgment or liability not fully covered by insurance or by adequate reserves set upon the books of Borrower, or which may result in any material adverse change in the business or in the condition, financial or otherwise, of Borrower, and, to the best of the knowledge and belief of Borrower, it has materially complied with all applicable laws and requirements of governmental authorities.

7.5      Assets. Borrower has good, marketable title to all of its assets reflected in the Financial Statements and such assets are free and clear of all liens, charges and encumbrances except for Permitted Liens.

7.6       Loss. Since the date of the Financial Statements already delivered to Lender, no substantial loss, damage, destruction or taking of any of the physical properties or assets of Borrower has occurred which has not been fully restored or replaced, or which is not fully covered by insurance. Borrower is not aware of any material adverse fact or likelihood concerning its condition or future prospects which has not been fully disclosed in writing to Lender.

7.7      Corporate Restrictions. Borrower is not a party to any contract or subject to any charter or other corporate restriction which would materially and adversely affect its property or business, or its ability to perform its obligations under the Loan Documents.

7.8       Tax Returns. Borrower has filed all Federal, State and local tax returns which are required to be filed and has paid all taxes as shown on the returns and all assessments received by it to the extent that the taxes have become due other than taxes being contested in good faith.

7.9       Purpose of Borrowing. None of the proceeds of the loan by Lender will be used for the purpose of reducing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin security or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U, as now in effect or as it may hereafter be amended, and all such proceeds shall be used for normal business purposes.

7.10     Authority. Borrower has full authority to enter into the Loan Documents and carry out all terms thereof and all required approvals or consents of the Board of Directors and shareholders of the Borrower and all other Persons have been obtained.

7.11     Payment of Loan Proceeds. Lender is authorized to disburse any proceeds of the Loan to Borrower hereunder directly to Borrower by depositing such proceeds in Borrower's account with Lender.

7.12     Title. Borrower has good and marketable title in fee simple to the Land, free and clear of any liens, charges, encumbrances, security interests and adverse claims whatsoever, except for the Permitted Encumbrances.

7.13      Permits and Governmental Approvals. All requisite permits, licenses and permissions, if any, required for the operation of the Improvements have been obtained from all appropriate governmental authorities and the municipality having jurisdiction over the Real Property, and such permits, licenses and permissions, if any, will be in full force and effect throughout the term of the Loans.

7.14      Intentionally Deleted.

7.15     Utilities/Roads. All utility services necessary for the operation of the Improvements and the operation thereof for Borrower’s current purposes are available to the Land, including water supply, storm and sanitary sewer facilities, electricity and telephone facilities. All roads necessary for the full utilization of the Improvements for their current purposes have been completed.

7.16     Other Financing. Borrower has not received any other financing for the Real Property or any portion thereof.

7.17     Water and Sewer. There is available to the various boundaries of the Land, water and sewer lines and the Improvements have been connected to the water and sewer plants providing water and sewerage services to the area in which the Land is located and on the date hereof, to the best knowledge of Borrower, such water and sewer plants have adequate capacity to continue to provide both adequate water and sewerage distribution, collection and treatment services for the Real Property. Such water and sewer lines are adequate in size to service the Real Property and have been installed in the rights-of-way abutting and adjoining the Land. No private easements are required or necessary for the furnishing of water and sewerage services to the Improvements.

7.18     Moratorium. There is no moratorium or like governmental order or restriction now in effect with respect to operation of the Premises or any portion thereof, and, to the best of the knowledge and information of the Borrower, no moratorium or similar ordinance or restriction is now contemplated.

7.19     Environmental Laws. All pollution and environmental control laws and regulations which are applicable to the Premises and the use thereof have been and will be satisfied.

7.20     No Event of Default. To Borrower's knowledge, no Event of Default exists under this Agreement, the Revolving Loan Agreement or the Notes, the Security Documents, or any of the Permitted Encumbrances and no event has occurred and is continuing which, with notice or the passage of time or either or both, would constitute a default under any provision thereof. The consummation of the transactions hereby contemplated and performance of this Agreement and the Mortgage will not result in any breach of, or constitute a default under the Permitted Exceptions or any mortgage, deed of trust, lease, bank loan or credit agreement, corporate charter, agreement, by-law or other instrument to which Borrower or Guarantor is a party or by which either of them may be bound or affected.

7.21      Priority of Lien on Personalty. No chattel mortgage, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) has been or will be executed with respect to any personal property, chattel or fixture used in connection with the operation or maintenance of the Premises.

7.22      Condition of the Real Property. The Premises are not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

7.23     Labor and Materials. All labor and materials contracted for in connection with Improvements have been fully paid and there are no construction liens affecting any portion of the Land.

7.24     Zoning. The Land is zoned and classified in accordance with all applicable governmental rules, ordinances, regulations and laws so as to permit the continued operation of the Improvements and related amenities thereon for Borrower’s current purposes and that such zoning, classification and all other applicable laws and ordinances do not impose any setbacks or other requirements which would make the continued operation of the said Improvements upon the Land economically unfeasible; and the Borrower is not aware of any problem or requirement which would jeopardize the status of certificates of occupancy for the Improvements upon the Land.

7.25    Improvements. The Improvements have been constructed of good quality construction throughout, reasonable wear and tear excepted, and are adequate for their use, and to Borrower's knowledge, all Improvements (including all utility systems) are free of any material defects in construction, and are in compliance with all applicable construction codes and other governmental requirements. All surveys, plot plans and other documents heretofore furnished by the Borrower to the Lender with respect to the Real Property are accurate and complete in all material respects as of the respective dates thereof.

7.26     Construction Liens. No notice of commencement pursuant to Florida Statutes Chapter 713 has been filed of record with respect to the Land or the Improvements, no construction has been or will be performed on the Premises, no materials have or will be delivered to the Premises and no other act or thing has been or will be done with respect to the Premises or the Improvements which could, under any circumstances, give rise to any lien of a materialman, contractor, subcontractor or laborer, prior to the recording of the Mortgage.

7.27    Condemnation. No part of the Land has been taken in any condemnation or similar proceedings, nor to the knowledge Borrower, is any such proceeding relating to all or any part of the Land pending or threatened.

7.28     Appraisals. In addition to the appraisal required by Lender prior to closing of the Loan, an updated appraisal may be obtained at Lender’s expense (unless a default or event of default shall have occurred and be continuing beyond any applicable grace, notice and/or curative period, in which event the appraisal shall be prepared at Borrower’s expense) when requested by Lender (or when required in connection with any extension request of either of the Notes). Such appraisal shall be prepared in accordance with written instructions from Lender by a professional appraiser selected and engaged by Lender.  Borrower shall cooperate fully with the appraisal process and shall allow the appraisers reasonable access to the Real Property and any tenants and shall provide all books, records and financial information to Lender and/or such appraiser as is requested.

7.29     Reappraisal of Real Property. Borrower acknowledges that Lender was induced to enter into the subject Loan transaction based upon a projected specific loan-to value ratio of the Real Property (the “Original Loan-to-Value Ratio”). The Original Loan-to-Value Ratio was based upon the appraised value (the “Original Appraised Value”) of the Real Property and the Improvements set forth in the appraisal Borrower submitted to Lender prior to the closing of the subject Loan transaction. If any updated appraisal received by Lender pursuant to the above paragraph reflects that the appraised value of the Real Property has decreased from the Original Appraised Value and if such decrease results in a loan-to-value ratio which is higher than the Original Loan-to-Value Ratio, Borrower shall within thirty (30) days of Lender's written request either (i) direct Lender to obtain an alternate appraisal from an appraiser acceptable to Lender (an “Alternate Appraisal”) and Borrower shall pay to Lender the estimated fee for such Alternate Appraisal at the time of its written direction to Lender hereunder, or (ii) make a principal payment (the “Prepayment”) under the Term Note in an amount sufficient to maintain the Original Loan-to-Value Ratio. Provided, however, if the Alternate Appraisal also reflects that the then appraised value of the Real Property has decreased from the Original Appraised Value and if such decrease results in a loan-to-value ratio which is higher than the Original Loan-to-Value Ratio, Borrower shall within thirty (30) days of Lender's delivery of the Alternate Appraisal to Borrower, pay the required Prepayment to Lender. Such Prepayment shall not entitle Borrower to a release of the Real Property or any portion thereof.

7.30     Regulation U. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

7.31     Solvency. None of the transactions contemplated by the Loans, or either of them, will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Borrower, and Borrower has received fair and reasonably equivalent value in good faith for the grant of the liens or security interests effected by the Loan Documents. Borrower is currently solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents. Borrower is able to pay its debts as they become due.

7.32     Insurance. Borrower has obtained, and will, without limitation of any additional provisions of the Mortgage, at all times maintain in full force and effect, the insurance coverages required pursuant to Section 11 of the Mortgage, including, without limitation, wind storm coverage and business interruption insurance as provided in the Mortgage.

SECTION 8

EVENTS OF DEFAULT

8.1   Events of Default. If any of the following events shall occur and be continuing then there shall be an Event of Default:

(i)     If Borrower defaults in the payment of any principal or interest under the CREM Note and/or the Revolving Note and such payment remains uncured for five (5) days after due date or defaults in payment of principal or interest under any other obligation owed to Lender after the expiration of any applicable notice and/or cure periods; or

(ii)      If Borrower defaults in any payment of principal of or interest on any other Obligation for borrowed money in excess of $25,000 beyond any period of grace provided with respect thereto, or in the performance of any other material agreement, term, or condition contained in any agreement under which any such Obligation is created and either (A) such default continues beyond maturity of the Obligation (whether by acceleration or otherwise) or (B) the effect of such default is to cause, or permit the holder or holders of such Obligation (or trustee on behalf of such holder or holders) to cause such Obligation or any part thereof to become due prior to its stated maturity; or

(iii)     If any representation or warranty made by Borrower herein or in any writing furnished in connection with or pursuant to the Loan Documents shall be false or misleading in any material respect; or

(iv)     If Borrower defaults in the performance or observance of any other agreement, covenant, term or condition contained herein or in any other Loan Document and such default shall not have been remedied within thirty (30) days after written notice thereof is sent by Lender to Borrower; provided, however, that Borrower reasonably cannot perform or comply with any such obligation within such thirty (30) day period, the Borrower may have such additional time to rectify such failure as may be reasonably required provided and for so long as Borrower continuously proceeds with due diligence, not to exceed sixty (60) days provided Lender does not deem itself insecure; or

(v)     If a proceeding or case shall be commenced in any court of competent jurisdiction, seeking (a) the liquidation, reorganization, dissolution, winding-up, or recomposition or readjustment of debts of Borrower, or (b) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, without the consent of Borrower and such proceedings or case shall continue undismissed for a period of sixty (60) days, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days, or an order for relief against Borrower shall be entered in an involuntary case under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law (as now or hereafter in effect); or

(vi)     If Borrower shall (a) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (c) make a general assignment for the benefit of its creditors (d) commence a voluntary case under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law, or (e) take any corporate action for the purpose of effecting any of the foregoing; or

(vii)     If any final, non-appealable order is entered in any proceeding against Borrower or any part of their assets for an amount in excess of $25,000.00 and the judgment is not satisfied within thirty (30) days thereafter; or

(viii)     If there is a default under the terms of the Loan Documents, Security Agreement, or under the Permitted Liens beyond any applicable notice and cure periods; or

(ix)     If a material adverse change occurs in the business or financial condition of Borrower or any Guarantor from time to time obligated to Lender with respect to the Loan.

(x)     If Borrower shall default in the due observance or performance of any of its covenants or agreements under any Rate Management Agreement beyond any applicable notice and cure periods, if any.

(xi)     If Borrower shall fail to make any payments of principal or interest in connection with either or both of the Loans or any other indebtedness owed to Lender beyond any applicable grace period provided in the instrument or agreement under which such indebtedness was created or secured, which is not cured within the applicable grace period.

(xii)     If any party shall obtain an order or decree in any court of competent jurisdiction enjoining or delaying or prohibiting Borrower or Lender from carrying out the provisions of this Agreement and such order or decree is not vacated within thirty (30) days.

(xiii)     Except as expressly provided otherwise hereunder, if an attachment or any other lien (construction or otherwise) against the Land shall be issued or entered and shall remain undischarged or unbonded for thirty (30) days after the filing thereof.

(xiv)     If a levy is made under any process on, or a receiver be appointed for the Land or any other property, of the Borrower.

(xv)     Nonpayment by Borrower of any Rate Management Obligation when due or the breach by Borrower of any term, provision or condition contained in any Rate Management Agreement.

(xvi)     If the Improvements shall be damaged or destroyed by fire or other casualty and Lender shall determine that either the casualty loss was not fully covered by insurance (subject to deductible to be paid by Borrower) or there is reasonable doubt, by reason of such loss or damage or of delays in making settlements with insurers, as to the Borrower’s ability to fully restore the Improvements within six (6) months of such casualty.

(xvii)     If Borrower shall file of record a notice limiting the maximum principal amount secured by the Mortgage to an amount less than the amount specified in Paragraph 28 of the Mortgage.

(xviii)     If applicable, if Borrower shall fail to provide to Lender and/or Lender’s counsel any and all post-closing requirements within the time period set forth in the Post Closing Agreement.

Thereupon, Lender may, at its option, declare the CREM Note and/or the Revolving Note and all other amounts of the Indebtedness to be immediately due and payable together with interest accrued thereon, which shall bear interest at the Default Rate (as defined in the CREM Note) and Lender shall have the right to pursue all legal rights and remedies allowed by law. Nothing herein or in any other Loan Document is intended to affect any rights of Lender with respect to any Indebtedness which may now or hereafter be payable on demand. If the grace periods contained in any other Loan Document evidencing any of the loans that are the subject matter of this Loan Agreement allow longer periods of time as grace periods after default, the grace periods of time set forth in this Section shall be the grace periods of time that shall control.

8.2     Remedies. If an Event of Default shall occur and be continuing, Lender may, at its option:

(a)       Acceleration. Declare all amounts previously advanced to Borrower hereunder and under the Notes (or either of them), and all interest accrued and unpaid thereon, and all other amounts due under the Notes and this Agreement to be immediately due and payable without presentment, demand, protest or further notice of any kind (all of which hereby are expressly waived) and Lender may thereupon institute proceedings to collect the same and/or foreclose the Mortgage.

(b)        Completion of Construction.

(i)        As and to the extent applicable should a casualty loss or taking occur and to the maximum extent permitted under the laws of the State of Florida, Lender shall have the right, but not the duty, in addition to the rights or remedies afforded to Lender under the Mortgage (i) to enter upon the Premises and take possession thereof, complete the restoration of the Improvements in accordance with the approved plans (if restoration or renovation has been undertaken, with such changes therein as the Lender may deem appropriate) and take all action it deems necessary to protect the Premises, all at the risk, cost and expense of Borrower; (ii) at any time discontinue any work commenced in respect of the Real Property or abandon the Real Property or change any course of action undertaken by it; or (iii) assume (but not be obligated to) any construction contract made by the Borrower in any way relating to the Real Property and take over and use all or any part of the labor, material, supplies and equipment contracted for by the Borrower, whether or not previously incorporated into the Improvements.

(ii)        In connection with any construction undertaken by the Lender pursuant to the provisions of this subsection 8.2.(b)(ii), Lender may (i) employ builders, contractors, subcontractors, architects, engineers, inspectors and others for the purpose of furnishing labor, materials and equipment in connection with the Real Property; (ii) purchase all materials necessary or proper or convenient for completing the Improvements; (iii) pay, settle or compromise all bills or claims that are or may become liens against the Premises, or any portion thereof, or which have been or may be incurred in any manner in connection with the completion of the Improvements or for the discharge of liens or encumbrances on, or defects in, the title of the Premises, or any portion thereof; (iv) execute all applications and certificates in the name of the Borrower which may be required by any construction contract; (v) institute such legal or other proceedings, and defend such actions or proceedings, as Lender shall deem appropriate in connection with the Premises; and (vi) take, delay in, or refrain from taking, such action hereunder as the Lender may from time to time determine.

(c)       Enforcement of Security. Exercise its rights and remedies under the Notes, and any other agreement between Borrower and Lender, including the Security Documents, in accordance with the respective terms thereof.

(d)         Receiver. Appoint a receiver as a matter of strict right, for the purpose of preserving the Land, preventing waste and protecting all rights accruing to the Lender by virtue of this Agreement. All expenses incurred in connection with the appointment of a receiver, or in protecting, preserving or improving the Land, shall be chargeable against the Borrower and shall be enforced as a lien against the Land.

(e)       Watchmen. Employ security watchmen in order to protect and preserve the Real Property, and the furniture, fixtures, equipment and materials located thereon.

(f)        Other. Cumulatively exercise any other remedy specifically granted hereunder or now or hereafter existing in equity, at law, by virtue of statute or otherwise.

8.3     Borrower’s Liability for Expenditures and Advances. If Lender undertakes any, some or all of its rights in subsection 8.2, the Borrower agrees that on account thereof (i) Lender may continue to make future advances of the unadvanced portion of the Revolving Loan which need not be in accord with this Agreement in such manner and for such purposes as Lender deems advisable; and (ii) Lender may make additional future advances (the “Additional Future Advances”) in such manner and for such purposes as Lender deems advisable. The Additional Future Advances shall bear interest at the rate specified in the Notes from date of disbursement and the Additional Future Advances and interest thereon shall be payable in accordance with the terms of the Notes. Borrower agrees that all of the advances made under the provisions of this subsection shall be deemed to have been advanced by Lender to Borrower and all such advances shall be a portion of the Loans (or either of them as Lender shall elect). For the purpose of exercising its rights under subsection 8.2(b), the Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution and empowers said attorney or attorneys to execute, acknowledge and deliver any instruments and do and perform any acts such as referred to in subsection 8.2(b) in the name and on behalf of the Borrower. The powers vested in said attorney-in-fact are, and shall be deemed to be, coupled with an interest and cannot be revoked.

8.4     Lender Attorney-in-Fact. Without limitation of any of the provisions of Section 8.3 hereof, Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact (to be exercised in the Event of Default) with full power of substitution to collect or otherwise realize upon any and all of the collateral for the Loans (or either of them) and to do any and every act which Borrower might do in its own behalf. It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Said attorney-in-fact shall also have power to prosecute and defend all actions or proceedings in connection with the Collateral and to take such action and require such performance as is deemed necessary.

SECTION 9

MISCELLANEOUS

9.1     Expenses. Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, and save Lender and any agent of Lender harmless against liability for the payment of all reasonable expenses arising in connection with this transaction, including, without limitation, any state documentary stamp taxes and intangible taxes or other taxes (including interest and penalties, if any) which may be determined to be payable in respect to the execution and delivery of any Loan Documents executed in connection with this Agreement, (other than income or other taxes of Lender based upon receipt of interest income) and the reasonable fees and expenses of Lender's counsel. If an Event of Default shall occur, Borrower shall also pay all Lender's reasonable costs of collection and expenses incurred to remedy such default, including, without limitation, Lender's or any of its agent's or employees' travel expenses, court costs and attorneys' fees and legal assistants' fees, and disbursements whether incurred in connection with collection efforts, trial or appeal.

9.2     Payments on Business Days. Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, due in connection with such payment.

9.3     Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by Borrower in connection herewith shall survive the execution and delivery of the Loan Documents.

9.4     Successors and Assigns. All covenants and agreements in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

9.5     Notices. All notices which are required or permitted hereunder must be in writing and shall be deemed to have been given, delivered or made, as the case may be, (notwithstanding lack of actual receipt by the addressee) (i) when delivered by personal delivery, (ii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, or (iii) one (1) day after having been deposited with an expedited, overnight courier service (such as Federal Express), addressed to the party to whom notice is intended to be given at the address set forth below. Any party shall have the right to change such party's address for notice hereunder to any other location within the continental United States by giving of thirty (30) days' notice to all other parties in the manner set forth herein.

If to Borrower:	JAGGED PEAK, INC. 3000 Bayport Drive, Suite 250 Tampa, Florida 33607

With copy to:	SHUMAKER, LOOP & KENDRICK, LLP 101 East Kennedy Boulevard, Suite 2800 Tampa, Florida 33602 Attn: Gregory C. Yadley, Esquire

If to Lender:	Fifth Third Bank 201 East Kennedy Boulevard, Suite 1800 Tampa, Florida 33602

With copy to:	TRENAM, KEMKER, SCHARF, BARKIN, FRYE, O'NEIL & MULLIS, P.A. 101 East Kennedy Boulevard, Suite 2700 Tampa, Florida 33602 Attn: Robert G. Stern, Esquire

9.6     Applicable Law. This Agreement is being delivered in the State of Florida and shall be construed and enforced in accordance with the laws of the State of Florida.

9.7     Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

9.8     Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.9     Remedies Cumulative. All rights and remedies of Lender hereunder are cumulative and concurrent and in addition to any rights and remedies which Lender may have under the laws of Florida or the laws of the United States, and the exercise of any one right or remedy by Lender against Borrower will not deprive Lender of any other right or remedy against Borrower.

9.10     Severability. If any portion of any Loan Document is declared void by any court as illegal or against public policy the remainder of the Loan Document in question shall continue in full effect.

9.11     Waiver. Borrower waives presentment, notice of dishonor and protest as to all obligations under the CREM Note.

9.12   Waiver by Lender. No delay or omission by the Lender in exercising any right hereunder or under any Loan Document or with respect to the Indebtedness shall operate as a waiver of that or any other right, and no single or partial exercise of any right shall preclude the Lender from any other or further exercise of any other right or remedy. The Lender may (but shall not be obligated to ) cure any Event of Default on account of Borrower in any reasonable manner without waiving the Event of Default so cured and without waiving any other prior or subsequent Event of Default by Borrower, and all amounts and expenses incurred by Lender in doing so shall bear interest at the Default Rate. All rights and remedies of the Lender under this Agreement and under the Uniform Commercial Code and other applicable laws shall be deemed cumulative.

9.13     Withholding and Other Tax Liabilities. Lender shall have the right to refuse to make any advances hereunder from time to time unless Borrower shall have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the advance. Upon expiration or termination of the CREM Note, Lender shall be entitled to continue to hold any and all of the collateral until Borrower has given to Lender evidence, satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all federal withholding taxes due up to and including the date of such expiration or termination. In the event that any lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority and, in the case of a tax liability, not be classified as a Permitted Lien, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right after five (5) business days' notice to Borrower (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen. In order to pay any such lien, assessment or tax liability, Lender shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of such lien shall be added to Borrower's Indebtedness and shall be paid by Borrower to Lender with interest thereon at the Default Rate, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.14     Additional Rights of Lender. Lender shall have the further right to commence, appear in or defend any action or proceedings purporting to affect the Land or any portion thereof or its furnishings or equipment or the rights or duties of the parties hereunder or the payment of any of the proceeds of the Loans and, in connection therewith, to pay all necessary expenses, including reasonable attorneys’ fees and any such sums paid or expended by Lender, plus interest thereon at the rate applicable to Advances hereunder (as specified in the Notes), shall be repaid by Borrower to Lender on demand, and shall be secured by the Security Documents.

In the event Lender shall determine that any work or materials from time to time undertaken are not in material conformity with the Plans or ordinances, statutes, permits and regulations, and the Lender’s security is placed in jeopardy thereby, Lender may stop the work and order replacement or correction regardless of whether or not such work or materials have theretofore been incorporated into the Improvements.

For the purpose of exercising the rights granted by this Section, Borrower irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of Borrower.

Any notices under this Section shall specify the reason Lender is taking any of the acts and actions authorized under this Section.

9.15     WAIVER OF JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (whether verbal or written) OR ACTIONS OF ANY PARTY. IT FURTHER WAIVES ANY RIGHT IT MAY HAVE TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER, NOR THE LENDER'S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO LENDER'S EXECUTION AND ACCEPTANCE OF THIS AGREEMENT AND/OR THE OTHER LOAN DOCUMENTS.

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IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement as of the Effective Date first above written.

WITNESSES:	JAGGED PEAK, INC., a Nevada corporation

By:
[Witness Signature Above]		Paul Demirdjian, Chief Executive Officer

[Print Witness Name Above]		(CORPORATE SEAL)

“BORROWER”

[Witness Signature Above]

[Print Witness Name Above] As to Borrower

FIFTH THIRD BANK, an Ohio banking corporation

By:
[Witness Signature Above]	Print Name:
	Its:	Vice President
(CORPORATE SEAL)
[Print Witness Name Above]
“LENDER”

[Witness Signature Above]

[Print Witness Name Above] As to Lender